Exhibit 3.2

LUCID DIAGNOSTICS INC.

CERTIFICATE OF AMENDMENT

To

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A-1 CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, Lishan Aklog, does hereby certify that:

1.	He is the Chairman of the Board and Chief Executive Officer of Lucid Diagnostics Inc., a Delaware corporation (the “Corporation”).

2.	The Corporation is authorized to issue 20,000,000 shares of preferred stock, par value $0.001 per share, of which 20,000 shares are designated as Series A Convertible Preferred Stock and 5,000 shares are designated as Series A-1 Convertible Preferred Stock.

3.	In order to amend the Certificate of Designation of Preferences, Rights and Limitations of the Series A-1 Convertible Preferred Stock filed by the Corporation with the Delaware Secretary of State on October 18, 2023, the following resolutions were duly adopted by the Corporation’s board of directors in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware:

RESOLVED, that, pursuant to the authority expressly granted and vested in the Board of Directors under the Corporation’s Certificate of Incorporation and the provisions of the General Corporation Law of the State of Delaware, the number of authorized shares of the Corporation’s preferred stock, $0.001 par value per share, designated as “Series A-1 Convertible Preferred Stock” (the “Series A-1 Preferred Stock”) pursuant to the resolutions and Section 2 of the Terms of Preferred Stock set forth in that certain Certificate of Designation of Preferences, Rights and Limitations filed by the Corporation with the Delaware Secretary of State on October 18, 2023 (the “Series A-1 Certificate of Designation”) is hereby increased from 5,000 shares to 10,670 shares; and

FURTHER RESOLVED, that the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of Series A-1 Preferred Stock set forth in the Series A-1 Certificate of Designation shall remain as set forth in the Series A-1 Certificate of Designation, subject only to the increase in the authorized number of shares of Series A-1 Preferred Stock as set forth above.

FURTHER RESOLVED, that the Chairman of the Board, the Chief Executive Officer, the President or any Vice-President, and the Secretary or any Assistant Secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Amendment to Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

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IN WITNESS WHEREOF, the undersigned have executed this Certificate this _____ day of March, 2024.

Name:	Dr. Lishan Aklog
Title:	Chairman of the Board and Chief Executive Officer